EXHIBIT 10.31

Overview of Financial Counseling Services Program

In 2009, TVA began offering a Financial Counseling Services Program for a limited number of executives approved by the CEO.  Under the program, participants are eligible to receive personal financial counseling services, such as estate planning, investment planning, income tax planning, income tax preparation, and retirement planning.  TVA pays the cost of the program for each participant and also pays each participant a gross-up amount that reasonably approximates the additional income and employment taxes estimated to be payable as a result of TVA’s payments pursuant to the program.  The program is administered by The Ayco Company, L.P.